EXHIBIT 10.1

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (the “Agreement”), dated this 15th day of October 2013, is by and among Malvern Bancorp, Inc. (the “Company”) and Malvern Federal Savings Bank (the “Bank,” and collectively with the Company, “Malvern”), Stilwell Value Partners VI, L.P. (“Stilwell Value Partners”), Stilwell Activist Fund, L.P. (“Activist Fund”), Stilwell Activist Investments, L.P. (“Activist Investments”), Stilwell Associates, L.P. (“Associates”), Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell, an individual (collectively, the “Stilwell Group,” and individually, a “Stilwell Group Member”), John P. O’Grady, an individual (the “Nominee”), and Gregg H. Kanter, an individual (the “Alternate”).

RECITALS

WHEREAS, Malvern, the Stilwell Group, the Nominee and the Alternate have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Representations and Warranties of the Stilwell Group Members.  The Stilwell Group Members represent and warrant to Malvern, as follows:

(a)           The Stilwell Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as to which it is the beneficial owner, and neither the Stilwell Group nor any Stilwell Group Member nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)           The Stilwell Group and the Stilwell Group Members have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Stilwell Group and Stilwell Group Members has been duly authorized by the Stilwell Group and the Stilwell Group Members.  This Agreement constitutes a valid and binding obligation of the Stilwell Group and the Stilwell Group Members and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which the Stilwell Group or any Stilwell Group Member is a party;

(c)           There are no other persons who, by reason of their personal, business, professional or other arrangement with the Stilwell Group or any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of the Stilwell Group or any Stilwell Group Member that would be prohibited by this Agreement; and

(d)           There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Stilwell Group or any Stilwell Group Member and Malvern or between the Stilwell Group or any Stilwell Group Member and either of the Nominee or the Alternate other than as set forth in this Agreement other than the Nominee Agreements and Stock Option Agreements attached as Exhibits 3 through 6 to the Stilwell Group’s Amendment No. 2 to its Schedule 13D filed with the U.S. Securities and Exchange Commission with respect to the Company Common Stock.

2.            Representations and Warranties of the Company and the Bank.

(a)           The Company and the Bank hereby represent and warrant to the Stilwell Group that the Company and the Bank have full power and authority to enter into and perform their respective obligations under this Agreement and that the execution and delivery of this Agreement by the Company and the Bank has been duly authorized by the Board of Directors of the Company and the Bank.  This Agreement constitutes a valid and binding obligation of the Company and the Bank and the performance of its terms will not constitute a violation of their respective articles of incorporation, charter or bylaws or any agreement or instrument to which the Company or the Bank is a party.

(b)           The Company and the Bank hereby represent and warrant to the Stilwell Group that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Stilwell Group or any Stilwell Group Member and Malvern other than as set forth in this Agreement.

3.           Covenants.

(a)           During the term of this Agreement, Malvern covenants and agrees as follows:

  (i)           In conjunction with the Annual Meeting of Shareholders of the Company to be held in February 2014, the Company will nominate and support the election of John P. O’Grady as a director of the Company to serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2017.  Alternatively, upon the written request of the Stilwell Group delivered to the Company’s Corporate Secretary no later than December 1, 2013, the Company will nominate and support the election of Gregg H. Kanter rather than Mr. O’Grady. Upon his election as a director of the Company, the Company and the Bank shall take all necessary and appropriate action to appoint the Nominee or the Alternate, as the case may be, to the Board of Directors of the Bank and to the Compensation Committee of each of the Board of Directors of the Company and the Bank. The parties hereto understand and agree that any new director of the Company and the Bank, including the Nominee and the Alternate, must receive all necessary regulatory approvals and non-objections, including those of the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), before commencing service as a director of the Company and the Bank. The Company and the Bank agree to act in good faith and cooperate with the Nominee and the Alternate in promptly submitting all necessary applications and notices to the FRB and the OCC contemplated hereby;

(ii)           Upon his election and qualification to the Company’s and the Bank’s Boards of Directors, the Nominee or Alternate, as the case may be, shall be treated on a consistent basis with other members of the Company’s and the Bank’s Board of Director with respect to compensation and benefits;

(iii)           Should the Nominee’s or Alternate’s, as the case may be, position as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation, death, permanent disability or otherwise, the Company shall appoint a replacement director, selected by Mr. Stilwell (“Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Replacement Director shall, subject to the receipt of any necessary approvals of the FRB and/or the OCC and his or her agreement to honor the provisions of Sections 3(c) and 3(d) hereof, be appointed to the Boards of the Company and the Bank; and

(iv)           The Company and its Board of Directors are cognizant of their duties to shareholders and other constituents. The Company has been, and will continue to be, diligent in its efforts to build value in the Company and the Company Common Stock.  In the event that the Company does not achieve a return on average equity (“ROE”) greater than the weighted average for all publicly traded thrifts in the United States with assets between $500.0 million and $1.0 billion, excluding any institution which reports a negative ROE for the period (the “Industry Group”) for the 12 month periods ending September 30, 2015 and 2016, respectively, in each case based on the SNL U.S. Thrift $500M-$1B Index published by SNL Financial LC1/, it will request its regularly engaged investment banking firm to assist the Company’s Board of Directors in evaluating all reasonable alternatives available to the Company.

(b)        During the term of this Agreement, the Stilwell Group and each Stilwell Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i)           own, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock, or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally);

(ii)           without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Stilwell Group’s shares of Company Common Stock to any person the Stilwell Group believes, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii)           (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as  a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv)           publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)           initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any Company Transaction Proposal;

(vi)           solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

_________________________
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(vii)           initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(i) and (iii), providing for the possible election of the Nominee, Alternate or Replacement Director) or seek removal of any member of the Company’s or the Bank’s Boards of Directors;

(viii)           form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

(ix)           (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x)           vote for any nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors;

(xi)           except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law; and

(xii)           advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement.

(c)           During the term of this Agreement, each Stillwell Group Member and the Nominee and the Alternate agree not to disparage the Company, the Bank or any of their directors (including nominees supported by the Company’s Board of Directors), officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage the Stillwell Group and the Nominee or the Alternate, as the case may be, in any public or quasi-public forum.

(d)           (i)           The Nominee and the Alternate agree that during the term of this Agreement they will not take any action, directly or indirectly, which, if the Nominee or Alternate, as the case may be, were deemed to be a Stilwell Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Stilwell Group in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of Section 3(b) hereof, provided, however, that nothing herein shall prevent or limit the Nominee or the Alternate, as the case may be, upon his election and qualification as a director of the Company and the Bank, from expressing his views or positions on matters related to the Company’s or the Bank’s business, operations or policies to other members of the Company’s or the Bank’s Board of Directors at duly convened meetings of the Company’s or the Bank’s Board of Directors in such manner as may be necessary and appropriate in order to fulfill his duties as a director;

(ii)           In the event that the Nominee or the Alternate, as the case may be, breaches clause (i) of this Section 3(d), he shall promptly resign his positions as a director of the Company and the Bank or withdraw his name from nomination; in the event that the Nominee or the Alternate fails to resign or withdraw his name after a breach in accordance with the provisions of this clause (ii), the Nominee and the Alternate agree that the remaining directors of the Company and the Bank, by majority vote thereof, may remove the Nominee or Alternate, as the case may be, from his directorship positions with the Company and the Bank or remove his name from nomination, as the case may be.

(iii)           The Nominee or the Alternate, as the case may be, and any Replacement Director, agrees to promptly submit his resignation as a director in the event of the termination of this Agreement prior to the Company’s 2017 Annual Meeting of Shareholders.

(e)         Upon election of the Nominee or the Alternate, as the case may be, and the commencement of his services as a director of the Company after the receipt of all necessary regulatory approvals or non-objections, the Company, the Stilwell Group and the Nominee or the Alternate, as the case may be, will enter into a Non-Disclosure Agreement, substantially in the form attached as Exhibit B hereto, which shall remain in force through the Nominee’s or Alternate’s tenure on the Board of Directors.

4.          Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Malvern unless and until Malvern is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court.  If Malvern seeks relief in court, the Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by the Stillwell Group and/or any Stilwell Group Member or any assertion by the Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause Malvern irreparable harm, that Malvern shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause Malvern irreparable harm.  If, after such thirty (30) business day period, Malvern has not either reasonably cured such material breach or obtained relief in court, the Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to Malvern.

Malvern expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Stilwell Group or any Stilwell Group Member unless and until the Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court.  If the Stilwell Group or any Stilwell Group Member seeks relief in court, Malvern irrevocably stipulates that any failure to perform by Malvern or any assertion by Malvern that it is excused from performing its obligations under this Agreement would cause the Stilwell Group and each Stilwell Group Member irreparable harm, that the Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Malvern shall not deny or contest that such circumstances would cause the Stilwell Group and each Stilwell Group Member irreparable harm.  If, after such thirty (30) business day period, the Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, Malvern may terminate this Agreement by delivery of written notice to the Stilwell Group and each Stilwell Group Member.

5.           Term.  This Agreement shall be effective upon the execution of the Agreement, and will remain in effect for a period expiring as of the close of business on the date of the Company’s 2017 Annual Meeting of Shareholders, provided, however, the Stilwell Group may terminate this Agreement at any time after the date of the Company’s 2016 Annual Meeting of Shareholders by delivery of written notice to Malvern, provided further, that the Nominee, Alternate or Replacement Director, as the case may be, resigns as a director of the Company and the Bank in accordance with paragraph (iii) of Section 3(d) hereof.

6.           Publicity.  Promptly upon the execution and delivery of this Agreement, Malvern and the Stilwell Group shall issue the joint press release attached as Exhibit C, which has been mutually agreed to by the parties.  In addition, during the term of this Agreement, Malvern and the Stilwell Group shall each provide to the other party for such party’s prior review and approval any additional disclosure proposed to be made by Malvern or the Stilwell Group concerning this Agreement unless such additional disclosure is substantially identical to or consistent with the disclosures mutually agreed to in Exhibit C.  During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party other than press releases or other publicity substantially identical to or consistent with the disclosures mutually agreed to in Exhibit C.

7.           Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Stilwell Group:	Joseph Stilwell
111 Broadway, 12th Floor
New York, New York 10006
Facsimile: 212-269-2675

With a copy to:	E.J. Borrack, Esq.
c/o The Stilwell Group
111 Broadway, 12th Floor
New York, New York 10006
Facsimile: 212-269-2675

Nominee:	John P. O’Grady
Renasco Investments, LLC
30 Two Bridges Road, #220
Fairfield, NJ 07004
Facsimile

Alternate:	Greg H. Kanter, Esq.
2222 Pine Street
Philadelphia, PA 19103

Malvern:	Ronald Anderson
President and Chief Executive Officer
Malvern Bancorp, Inc.
Malvern Federal Savings Bank
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
Facsimile: 610-647-1511

With a copy to:	Raymond A. Tiernan., Esq.
Hugh T. Wilkinson, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, 11th Floor
Washington, DC 20005
Facsimile: 202-347-2172

and

Edward M. Posner, Esq.
William M. McSwain, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, Pennsylvania 19103-6996
Facsimile: 215-988-2757

8.           Governing Law and Choice of Forum.  Unless applicable federal law or regulation is deemed controlling, Pennsylvania law shall govern the construction and enforceability of this Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the Eastern District of Pennsylvania or, if there is no basis for federal jurisdiction, in the Chester County Court of Common Pleas.  The Stilwell Group, the Stilwell Group Members the Nominee and the Alternate agree that the United States District Court for the Eastern District of Pennsylvania and the Chester County Court of Common Pleas may exercise personal jurisdiction over them in any such actions.

9.           Severability.  If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties.  Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Agreement.  Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Stilwell or any other Stilwell Group Member but only if the transferee agrees in writing for the benefit of Malvern (with a copy thereof to be furnished to Malvern prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Stilwell Group” and “Stilwell Group Member”).

11.           Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.           Amendments.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.           Definitions.  As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)           The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)           The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)           The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)           The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)           The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f)           The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)           The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)           The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i)           The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Stilwell Group or a Stilwell Group Member.

(j)           The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.           Duty to Execute.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.           Termination.  This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

STILWELL VALUE PARTNERS VI, L.P.
By:	Stilwell Value LLC	JOSEPH STILWELL
General Partner

By:	/s/Joseph Stilwell	/s/Joseph Stilwell
	Joseph Stilwell	Joseph Stilwell
Managing Member

STILWELL ACTIVIST INVESTMENTS, L.P.
By:	Stilwell Value LLC	JOHN P. O’GRADY
General Partner

By:	/s/Joseph Stilwell	/s/John P. O'Grady
	Joseph Stilwell	John P. O'Grady
Managing Member

STILWELL PARTNERS, L.P.
By:	/s/Joseph Stilwell	GREGG H. KANTER
Joseph Stilwell
General Partner

STILWELL VALUE LLC		/s/Gregg H. Kanter
By:	/s/Joseph Stilwell	Gregg H. Kanter
Joseph Stilwell
Managing Member

STILWELL ACTIVIST FUND, L.P.		MALVERN BANCORP, INC.
By:	Stilwell Value LLC
General Partner
		By:	/s/Ronald Anderson
Ronald Anderson
President and Chief Executive
By:	/s/Joseph Stilwell		Officer
Joseph Stilwell
Managing Member

STILWELL ASSOCIATES, L.P.		MALVERN FEDERAL SAVINGS BANK
By:	Stilwell Value LLC

		By:	/s/Ronald Anderson
Ronald Anderson
By:	/s/Joseph Stilwell		President and Chief Executive
	Joseph Stilwell		Officer
Managing Member

EXHIBIT A

The Stilwell Group currently holds 645,524 shares of Company Common Stock.

A-1

EXHIBIT B

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”), is made and entered into as of the date on which it is fully executed, as indicated by signatures below, by and among Malvern Bancorp, Inc. (the “Company”), the Stilwell Group (composed of Stilwell Associates, L.P., Stilwell Value Partners VI, L.P., Stilwell Partners, L.P., Stilwell Value LLC, Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., and Joseph Stilwell, an individual, and their employees and representatives), and ______________, a director whose name was placed in nomination by the Stilwell Group (“Director”).

WHEREAS, the Director is a member of the Board of Directors of the Company and its wholly owned subsidiary, Malvern Federal Savings Bank (the “Bank”);

WHEREAS, the Company, the Stilwell Group and the Director have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.  In connection with the Director serving on the Boards of Directors of the Company and the Bank, the Director and other Company employees, directors, and agents may divulge nonpublic information concerning the Company and its subsidiaries to the Stilwell Group and such information may be shared among the Stilwell Group's employees and agents who have a need to know such information.  The Stilwell Group expressly agrees to maintain all nonpublic information concerning the Company and its subsidiaries in confidence.  The Stilwell Group expressly acknowledges that federal and state securities laws may prohibit a person from purchasing or selling securities of a company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities, while the first-mentioned person is in possession of material nonpublic information about such company.  The Stilwell Group agrees to comply with the Company's insider trading policies and procedures, as in effect from time to time, to the same extent as if it were a director of the Company.  To the extent the nonpublic information concerning the Company and its subsidiaries received by the Stilwell Group is material, this Agreement is intended to satisfy the confidentiality agreement exclusion of Regulation FD of the U.S. Securities and Exchange Commission (the “SEC”) set forth in Rule 100(b)(2)(ii) of Regulation FD of the SEC.

2.  Each of the Stilwell Group and the Director represents and warrants to the Company that this Agreement has been duly and validly authorized (in the case of the entity members of the Stilwell Group), executed and delivered by them, and is a valid and binding agreement enforceable against them in accordance with its terms.

3.  The Director hereby further confirms to the Company that no event has occurred with respect to the Director that would require disclosure in a document filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, under Item 401(f) or Item 404(a) of SEC Regulation S-K.

4.  The Stilwell Group acknowledges that with regard to its obligations to maintain the confidentiality of nonpublic information of the Company and its subsidiaries, monetary damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that, in addition to all other remedies, the Company may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for such breach, and agrees that in conjunction therewith the Company shall not be required to post any bond.

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5.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

6.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to choice of law principles that may otherwise compel the application of the laws of any other jurisdiction.  Each of the parties hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Pennsylvania to resolve any dispute arising from this Agreement and waives any defense of inconvenient or improper forum.

7.  The terms and provisions of this Agreement shall be deemed severable and, in the event any term or provision hereof or portion thereof is deemed or held to be invalid, illegal or unenforceable, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties, and, in any event, the remaining terms and provisions of this Agreement shall nevertheless continue and be deemed to be in full force and effect and binding upon the parties.

8.  All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

9.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.   This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the undersigned as of the day and year first above written.

	THE STILWELL GROUP		MALVERN BANCORP, INC.

	_________________________		_______________________________
By: Date	Joseph Stilwell __________ __, 2014	By: Date	Ronald Anderson, President and Chief Executive Officer ___________ __, 2014

DIRECTOR

Date:  _____________ ___, 2014

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EXHIBIT C

CONTACTS:	For Malvern Bancorp, Inc. Ronald Anderson, President and CEO (610) 644-9400

For The Stilwell Group Megan Parisi (212) 269-1551
Release Date:           October __, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES AGREEMENT WITH MAJOR SHAREHOLDER

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ:MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), and Joseph Stilwell today announced that they have entered into a Standstill Agreement (the “Agreement”) pursuant to which, among other things, the Company has agreed to include John P. O’Grady as a nominee of the Company’s Board of Directors at the upcoming Annual Meeting of Shareholders to be held in February 2014. Mr. O’Grady’s name was submitted by Stilwell Value Partners VI, L.P., certain affiliated entities and Mr. Stilwell (collectively, “The Stilwell Group”). Subject to receipt of the requisite vote of the Company’s shareholders at the Annual Meeting as well as the requisite approval or non-objection of all necessary regulatory agencies, including the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, Mr. O’Grady will, subject to the terms of the Agreement, be added to the Boards of Directors of the Company and the Bank, for a three-year term, and be appointed to the Compensation Committee.

During the term of the Agreement, which is scheduled to continue through the date of the Company’s Annual Meeting in 2017, The Stilwell Group and Mr. O’Grady will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. O’Grady (or his alternate if he does not stand for election and any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. O’Grady, from expressing his views to other members of the Board at duly convened meetings of the Board of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

The parties will also enter into a Non-Disclosure Agreement, in the form attached to the Agreement, providing that The Stilwell Group will maintain the confidentiality of any non-public information regarding the Company or the Bank in full compliance with federal securities laws. The Company has also agreed that in the event that its return on average equity (“ROE”) for the fiscal years ending September 30, 2015 and 2016 is not greater than the weighted average ROE for all publicly traded thrifts in the United States with assets between $500 million and $1.0 billion, excluding any institutions reporting a negative ROE in the subject period, it will request its investment banking firm to assist the Company’s Board of Directors in evaluating all reasonable alternatives available to the Company. The Agreement is subject to early termination by the Stilwell Group following the Company’s Annual Meeting of Shareholders in 2016, provided that Mr. O’Grady resigns his positions with the Company and the Bank.

The Company’s Chairman of the Board, F. Claire Hughes, Jr., said “We carefully considered the materials submitted by Mr. Stilwell and Mr. O’Grady and believe that it is in the best interests of the Company and its shareholders to reach this agreement with The Stilwell Group and include Mr. O’Grady on the Company’s slate at the upcoming Annual Meeting.” Ronald Anderson, the Company’s President and Chief Executive Officer, said “This Agreement will permit us to focus on improving the Company’s financial performance and profitability over the next several years.”

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Joseph Stilwell said, “We are pleased that our nominee will be joining the Board and that the Company has agreed to take additional actions if its ROE levels in future periods are not better than average.”

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania.

This press release contains certain forward looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

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